THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (p)(1)

THORNBURG INVESTMENT MANAGEMENT

THORNBURG INVESTMENT TRUST

THORNBURG ETF TRUST

THORNBURG SECURITIES LLC

Personal Securities Transactions Policy

December 2024

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (“TIM”), Thornburg Investment Trust (“TIT”), Thornburg ETF Trust (“TETFT” and, together with TIT, each a “Trust” and, collectively, the “Trusts”) and Thornburg Securities LLC (“TSL”) (singularly a “Company” or together the “Companies”). Each of the Companies seeks the highest standards of ethics and conduct from its employees in all their business relationships, and TIM hereby acknowledges its fiduciary obligations to its Investment Clients.

This Policy has been adopted by each of the Companies with the objectives of promoting honesty and integrity and preventing wrongdoing by the Companies’ employees. This Policy seeks to prevent an employee of the Company, in connection with the direct or indirect purchase or sale by that employee of Securities held or proposed to be purchased or sold by any Investment Client, from:

1. employing any device, scheme or artifice to defraud any Investment Client;

2. making any untrue statement of material fact to any Investment Client or omitting to state a material fact necessary in order to make the statements made to any Investment Client, considering the circumstances under which they are made, not misleading;

3. engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Client; or

4. engaging in any manipulative practice with respect to any Investment Client; or

5. otherwise violating the Federal Securities Laws.

This Policy is intended to constitute the Companies’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940. In addition, this Policy together with a separately adopted Investment Adviser Code of Business Conduct and Ethics, is intended to comprise TIM’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940. Any report filed under this Policy will be deemed to satisfy both Rule 17j-1 and Rule 204A-1.

See the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization for Securities Transactions

All Access Persons and their Family Members must obtain prior authorization from the Compliance Department for any Securities transactions, other than those Securities transactions described below under “Transactions that Do Not Require Prior Authorization.”

Exhibit (p)(1)

Access Persons must submit each request for authorization through the StarCompliance system and are not permitted to conduct such transaction until approval is received. Certain types of transactions, including those listed below, will be directed to a Designated Compliance Officer for manual review and may require additional time or documents for an authorization decision:

●	Purchases of Securities distributed in an Initial Public, Private, or Limited Offering.
●	Transactions involving Supervised Persons on the Restricted List or Securities on the Restricted List. See “Restricted List” below.
●	Transactions involving Securities on the then-current Holdings List. See “Holdings List” below.

Any transaction for which prior authorization is received must be completed by the end of the following business day, except for purchases of securities distributed in an Initial Public, Private, or Limited offering.

Transactions that Do Not Require Prior Authorization

The following Securities transactions are exempt from the prior authorization requirements described above:

●	Purchases or sales of shares of any investment company registered as such under the Investment Company Act, including but not limited to, open-end funds, closed-end funds, unit investment trusts, exchange-traded funds, and money market mutual funds.
●	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.
●	Purchases or sales for which the Access Person does not directly or indirectly have Beneficial Ownership or trading authority.
●	Purchases or sales of U.S. or foreign government or agency bonds.
●	Derivatives based on securities exempt from prior authorization requirement.
●	Purchases or sales which are non-volitional on the part of the Access Person.
●	Purchases or sales through an Automatic Investment Plan.
●	The exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
●	Purchases or sales of Securities for any Private Fund managed by TIM.
●	Securities issued by TIM.

Derivative Transactions

A transaction in any put or call option or any future on a security, will be treated as a Securities Transaction under this Policy.  For the purposes of this Policy, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions.”  A “call equivalent position” is treated as a purchase of the underlying security.  Conversely, a “put equivalent position” is treated as a sale of the underlying security.

Holdings List

The Holdings List is a list of all securities held by any TIM client. A Security will remain on the Holdings List for 15 calendar days after it is last held by the Companies and will be considered on the list for the 15-day period prior to it being initially held by TIM. Subject to prior authorization requirements set forth above under “Prior Authorization for Securities Transactions,” Access Persons are prohibited from transacting in any Security which is on the then-current Holdings List, or which the Access Person knows is being considered for purchase or sale by TIM. Compliance will review all personal transactions of Securities on the Holdings List and if it determines that an Access Person received a benefit due to a transaction or transactions by TIM, the Access Person may be required to disgorge such benefit, as determined by the Chief Compliance Officer. In determining whether to require disgorgement, Compliance will consider various factors including the length of time between the Access Person’s trade and TIM’s trade. The receipt of prior authorization from Compliance for a trade of a Security on the Holdings List does not prevent Compliance from subsequently seeking disgorgement.

Exhibit (p)(1)

Restricted List

The Chief Compliance Officer, or a Compliance Officer of his/her designation, will maintain a Restricted List. A Security will be placed on this list when (i) it is known by the Compliance Department that a Supervised Person possesses material nonpublic information about or affecting the Security or its issuer or (ii) the CCO otherwise determines at his/her discretion that the purchase or sale of such security may cause a violation of the Federal Securities Laws or present a conflict of interest with a TIM client.

Prior Authorization for Brokerage Accounts

The establishment of any brokerage accounts or investment accounts by any Access Person or a Family Member in which they have any Beneficial Ownership or trading authority, requires prior written consent from the Compliance Department, except for Personal Choice Retirement Accounts (PCRAs) established within the Thornburg 401k. Additionally, it is the responsibility of each FINRA registered employee to notify each firm where they maintain a brokerage account that they are an associated person of a FINRA member firm, Thornburg Securities LLC.

For ongoing monitoring of Access Persons investment activity, the Compliance Department will request Designated Brokers to provide account holdings and trading activity electronically through StarCompliance. For any accounts at non-Designated Brokers, it is the Access Persons responsibility to ensure that duplicate account statements and trade confirmations are mailed to the Compliance Department.

Reporting Requirements for Access Persons

Initial Statement of Outside Brokerage, Investment Accounts, and Securities Holdings

This statement must be completed and returned to the Compliance Department no later than 10 days after being hired or designated as an Access Person and shall disclose each brokerage account, investment account, and securities holdings in which they or a Family Member have any Beneficial Ownership or trading authority. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person, and include the following information:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

Exhibit (p)(1)

Personal Securities Holdings Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

The Access Person must ensure that all securities held within the designated period appear on the report.

Personal Securities Transactions Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount.
●	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security.
●	The price at which the transaction was affected.
●	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Access Person or Family Member and the account number assigned to it.
●	The date the report is filed.

The Access Person must ensure that all transactions placed within the designated period appear on the report.

Brokerage Accounts Report

This report is part of the quarterly compliance certification submitted through the StarCompliance system and is due no later than 30 days after the end of each calendar quarter. The report must include the following information for each account in which the Access Person or Family Member has any direct or indirect Beneficial Ownership or trading authority:

●	Name of the financial institution which holds the account, the account number, the account ownership title, and the account type; i.e. self-directed trading (the Access Person or Family Member has direct or indirect trading control), or fully managed (the Access Person or Family Member has no direct or indirect trading control).

The Access Person must ensure that the list of all brokerage accounts is complete for the designated period.

Exhibit (p)(1)

Policy Exemptions

The following accounts, holdings and transactions are exempt from the quarterly reporting requirements:

●	Inherited brokerage accounts are exempt from the reporting requirement for one year as long as no employee-initiated transactions have occurred in the account.
●	Holdings and transactions effected in any account over which the Access Person or Family Member has no direct or indirect influence or control (fully managed). No direct or indirect influence or control means having no input about or advance knowledge of the particular purchases or sales of securities or the particular allocation of investments in an account.
●	Transactions effected pursuant to an Automatic Investment Plan.
●	Holdings and transactions of shares of any registered open-end mutual fund (including money market mutual funds), except for shares of (i) a Thornburg-advised mutual fund or (ii) a mutual fund for which Thornburg acts as sub-advisor. NOTE: Shares of all other types of investment companies, including but not limited to closed-end investment companies and unit investment trusts, as well as all exchange-traded funds, are subject to the reporting requirements in this Policy.

Employee Extended Leave

The Chief Compliance Officer may waive the requirement to submit or extend the filing deadline of reports under certain circumstances, including but not limited to Access Persons on parental leave or extended medical leave.

Independent Trustees and Non-Employee Directors

The reporting and prior approval requirements of this policy do not apply to an Independent Trustee of TIT or TETFT or a Non-Employee Director of TIM who would be required to obtain a prior approval or file a report solely by reason of being a Trustee or Director. Notwithstanding the above, a Trustee or Non-Employee Director will need to file a quarterly Personal Securities Transactions report if the Trustee or Non-Employee Director knew, or in the ordinary course of their duties as a Trustee or Director should have known that, during the 15-day period immediately before or after the Trustee’s or Non-Employee Director’s transaction in a Security, the Trust or TIM purchased or sold the Security, or the Trust or TIM considered purchasing or selling the Security.

Designated Brokerage Accounts

Brokerage accounts of Access Persons must be held at the following designated broker-dealers (each a “Designated Broker”):

●	Ameriprise Financial
●	Charles Schwab

●	E*Trade

●	Fidelity

●	Interactive Brokers

●	JP Morgan - Chase

●	Merrill Lynch

●	Morgan Stanley

●	Raymond James

●	RBC

●	Robinhood

●	T. Rowe Price

●	TDAmeritrade

●	UBS

●	Vanguard Brokerage

●	Wells Fargo

Exhibit (p)(1)

Designated Brokers electronically provide information about the accounts and trading activity to the Companies through StarCompliance.

The Compliance Department may waive or modify the above restriction, or grandfather in brokerage accounts held at non-Designated Brokers. Firms may be added or removed as designated broker-dealers at the discretion of the Compliance Department.

Administration and Enforcement of the Policy

The Chief Compliance Officer will designate one or more compliance officers to serve as a Filing and Review Officer. The Filing and Review Officer(s) will be responsible for:

●	Maintaining current and previous lists of all Access Persons.
●	Maintaining a record of the Filing and Review Officers in such a manner that the individuals serving in that capacity can be identified for any period of time.
●	Maintaining the initial statements of brokerage, accounts and holdings, and the quarterly reports of personal securities holdings, personal securities transactions and brokerage accounts of all Access Persons, including all backup documentation.
●	Maintaining copies of the current and previous Holdings Lists.
●	Maintaining evidence of any prior approval requests submitted through the StarCompliance system.
●	Maintaining records of waivers, including backup documentation of any waivers issued.
●	Monitoring personal Securities transactions and trading patterns through the review of reports generated by the StarCompliance system, and the review of duplicate confirmations and periodic account statements received. The Chief Compliance Officer will review the personal Securities transactions of the Filing and Review Officer(s).
●	Reporting apparent violations to the Chief Compliance Officer or the President if the violation involves the Chief Compliance Officer.
●	Maintaining a record of any violation, written violation reports, and record of any action taken as a result of the violation.
●	Maintaining records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements received.

Certain documents may be maintained by the Filing and Review Officer(s) within the StarCompliance system. See “Books and Records,” below for the periods of time records are to be retained.

The Filing and Review Officer(s) will seek to protect the confidentiality of those records containing personal information about an Access Person or Family Member, including information about the investment holdings or investment trading activity of an Access Person or Family Member. Such information will only be shared with members of the compliance department, outside counsel, securities regulators and other persons who, in the judgment of the Filing and Review Officer(s) or the Chief Compliance Officer, have a legitimate need to know such information, or with persons to whom the Companies are under a legal obligation to disclose such information.

Exhibit (p)(1)

Certification

Each Supervised Person of the Companies will be provided a access to a copy of this Policy and must certify in writing no later than 30 days after receipt of the Policy, that they have reviewed a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Companies will provide notice of any significant revisions to the Policy and will require all Supervised Persons to certify that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons of TIM and TSL to review the Policy and will require all Supervised Persons to certify, no less than once per calendar year, that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available, the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, each Company may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.

Reporting to Company Presidents, the Board of Trustees, and Investment Companies

The Chief Compliance Officer shall provide a written report to the Trustees of each Trust at least annually. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Trusts, TIM, and TSL have each adopted procedures reasonably necessary to prevent violations of this Policy.

The Chief Compliance Officer shall provide a written report to investment companies other than the Trusts for which TIM acts as investment adviser or sub-adviser, as may reasonably be requested. The report shall (i) describe any significant issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that TIM has adopted procedures reasonably necessary to prevent violations of this Policy.

Annual Review

Pursuant to the review requirements of Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act, the Chief Compliance Officer shall conduct a periodic review, no less than once per calendar year, of the adequacy of the Policy and the effectiveness of its implementation.

Exhibit (p)(1)

Recordkeeping

In its books and records (which may include maintenance of records through the StarCompliance system) the Compliance Department will:

●	Retain a copy of each version of this Policy that has been in effect at any given time.
●	Retain a record of any violations of this Policy, written violation reports, and any action taken as a result of the violation.
●	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity that are filed, including backup documentation.
●	Maintain copies of duplicate brokerage confirmations and account statements received and requests made.
●	Maintain Request for Prior Clearance of Security Transactions, and any backup documentation, and waivers granted.
●	Maintain copies of Holdings Lists.
●	Maintain copies of Restricted Lists
●	Maintain lists of Access Persons and Registered Representatives.
●	Maintain schedule of report filing dates and sanctions imposed.
●	Maintain copies of reports to the Chief Compliance Officer, the Trust, and the President.
●	Maintain a record of persons designated as Filing and Review Officers.
●	Maintain sign in sheets and material distributed at the annual meeting at which this Policy is reviewed with all Supervised Persons.

In its books and records, the Human Resources Department will:

●	Maintain a record of all employee’s initial certification of receipt of this Policy.

All records shall be maintained and preserved pursuant to the separately adopted Document Retention and Destruction Policy for the time period indicated in the current Books and Records Matrix.

Glossary of Terms

“Access Person” means:

i. Any Trustee, director, officer or partner of any of the Companies.

ii. Any Supervised Person of any of the Companies, unless, in the Chief Compliance Officer’s sole discretion, a particular Supervised Person does not have ongoing access to the Companies’ headquarters or information systems.

iii. Individuals who are registered with the FINRA as an associated person of Thornburg Securities LLC.

Exhibit (p)(1)

iv. Any director, officer, general partner or employee of any company in a Control relationship with any of the Companies who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

v. Any natural person who is in a Control relationship with any of the Companies and who obtains information concerning recommendations made to any Investment Client with regard to the purchase or sale of Securities by the Investment Client.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Chief Compliance Officer” means the chief compliance officer for TIM.

“Compliance Department” means TIM’s compliance department.

“Control” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Director” means a director of Thornburg Investment Management, Inc.

“Family Member” means the members of an Access Person's immediate family (a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) sharing the same household; provided, however, that the presumption of such beneficial ownership by a Family Member may be rebutted by an Access Person.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Non-Employee Director” means a director of TIM (i) who is not currently, or within in the previous six months, an employee of TIM, (ii) who has no involvement with the day-to-day operations of TIM, and (iii) who has no ongoing access to Thornburg systems that store nonpublic information regarding the portfolio holdings of advisory clients’ or their purchases or sales of securities.

“Independent Trustee” means a Trustee who is not an “interested person” of a Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

Exhibit (p)(1)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Private or Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Private Fund” means an investment vehicle the securities of which are not registered under the Securities Act of 1933 and which is excluded from the definition of an “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a Security.

“Security” or “Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe or to purchase, any of the foregoing. The term “Security” or “Securities” shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by “money market” mutual funds.

“Supervised Person” means any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) or employee of any of the Companies, and any other persons who provide advice on behalf of any of the Companies relating to the purchase or sale of Securities by an Investment Client and who are subject to any of the Companies’ supervision and control.

“Thornburg Fund” means any series of Thornburg Investment Trust or Thornburg ETF Trust.

“Trust” means each of Thornburg Investment Trust and Thornburg ETF Trust.

“Trustee” means a Trustee of a Trust.